Exhibit 1(10)

PURCHASE AND SERVICING AGREEMENT

Between

WELUND FUND, INC.

Purchaser

and

VILLAGE AUTO, LLC

Seller

Dated as of March 30, 2005

Purchase and Servicing Agreement
Page 0

PURCHASE AND SERVICING AGREEMENT

THIS PURCHASE AND SERVICING AGREEMENT, dated as of March 30, 2005, executed by WELUND FUND, INC., a Delaware corporation, as purchaser (“Purchaser”) and VILLAGE AUTO, LLC, a California corporation, as Seller (“Seller”).

W I T N E S S E T H:

WHEREAS, Purchaser has agreed to purchase from the Seller, and the Seller, pursuant to this Agreement, is transferring to Purchaser the Receivables and Other Conveyed Property.

WHEREAS, Purchaser has agreed to retain Seller to service and administer the collection of the monthly payments on the Receivables.

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter contained, and for other good and valuable consideration, the receipt of which is acknowledged, Purchaser and the Seller, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS

SECTION 1.1 General. The specific terms defined in this Article include the plural as well as the singular. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and Article, Section, Schedule and Exhibit references, unless otherwise specified, refer to Articles and Sections of and Schedules and Exhibits to this Agreement.

SECTION 1.2 Specific Terms. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

 “Agreement” shall mean this Purchase and Servicing Agreement and all amendments hereof and supplements hereto.

“Amount Financed” means, with respect to a Receivable, the aggregate amount advanced under such Receivable toward the purchase price of the Financed Vehicle and any related costs, including amounts advanced in respect of accessories, insurance premiums, service and warranty contracts, other items customarily financed as part of retail automobile installment sale contracts or promissory notes, and related costs.

“Auto Loan Purchase and Sale Agreement” means any agreement between a Third-Party Lender and Seller relating to the acquisition of Receivables from a Third Party Lender by Seller.

“Available Funds” means, with respect to any Distribution Date, the sum of (i) the Collected Funds for the related Collection Period and (ii) all Purchase Amounts deposited in the Collection Account during the related Collection Period, plus Investment Earnings with respect to the Collection Account for the related Collection Period.

Purchase and Servicing Agreement

“Base Servicing Fee” means, with respect to any Collection Period, the fee payable to the Servicer for services rendered during such Collection Period, which shall be equal to the product of the Servicing Fee Rate times the sum of (A) the product of (i) the aggregate Principal Balance of the Receivables as of the opening of business on the first day of such Collection Period multiplied by (ii) one twelfth.

“Business Day” means any day other than (a) a Saturday or a Sunday, or (b) a day on which banking institutions in Salt Lake City, Utah are authorized or obligated by law or executive order to be closed.

“Closing Date” means March 30, 2005.

“Collected Funds” means, with respect to any Collection Period, the amount of funds in the Collection Account representing collections on the Receivables during such Collection Period, including all net liquidation proceeds collected during such Collection Period and any Purchase Amounts.

“Collection Account” means the account designated as such, established and maintained pursuant to Section 6.9.

“Collection Period” means, with respect to the first Distribution Date, the period beginning on the close of business on February 28, 2005 and ending on the close of business on March 31, 2005. With respect to each subsequent Distribution Date, “Collection Period” means the period beginning on the close of business on the last day of the second preceding calendar month and ending on the close of business on the last day of the immediately preceding calendar month. Any amount stated “as of the close of business of the last day of a Collection Period” shall give effect to the following calculations as determined as of the end of the day on such last day: (i) all applications of collections and (ii) all distributions.

“Cut-off Date” means March 1, 2005.

“Dealer” means a dealer who sold a Financed Vehicle and who originated and assigned the respective Receivable to Seller under a Dealer Agreement or pursuant to a Dealer Assignment.

“Dealer Agreement” means any agreement between a Dealer and Seller relating to the acquisition of Receivables from a Dealer by Seller.

“Dealer Assignment” means, with respect to a Receivable, the executed assignment executed by a Dealer conveying such Receivable to Seller.

“Distribution Date” means, with respect to each Collection Period, the 15th day of the following calendar month, or, if such day is not a Business Day, the immediately following Business Day, commencing on April 15, 2005.

“Electronic Ledger” means the electronic master record of the retail installment sales contracts or installment loans of the Seller.

Purchase and Servicing Agreement

“Financed Vehicle” means an automobile or light-duty-truck, van or minivan, together with all accessories thereto, securing an Obligor’s indebtedness under the respective Receivable.

 “Force-Placed Insurance” has the meaning ascribed thereto in Section 6.3 hereof.

“Insurance Policy” means, with respect to a Receivable, any insurance policy benefiting the holder of the Receivable providing loss or physical damage, credit life, credit disability, theft, mechanical breakdown or similar coverage with respect to the Financed Vehicle or the Obligor.

“Lien” means a security interest, lien, charge, pledge, equity, or encumbrance of any kind, other than tax liens, mechanics’ liens and any liens that attach to the respective Receivable by operation of law as a result of any act or omission by the related Obligor.

“Lien Certificate” means, with respect to a Financed Vehicle, an original certificate of title, certificate of lien or other notification issued by the Registrar of Titles of the applicable state to a secured party which indicates that the lien of the secured party on the Financed Vehicle is recorded on the original certificate of title. In any jurisdiction in which the original certificate of title is required to be given to the Obligor, the term “Lien Certificate” shall mean only a certificate or notification issued to a secured party.

“Non-performing Receivable” means a Receivable that becomes 90 days past due.

“Obligor” on a Receivable means the purchaser or co-purchasers of the Financed Vehicle and any other Person who owes payments under the Receivable.

“Other Conveyed Property” means all property conveyed by the Seller to the Purchaser pursuant to this Agreement other than the Receivables.

 “Person” means any individual, corporation, estate, partnership, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

“Principal Balance” means, with respect to any Receivable, as of any date, the sum of (x) the Amount Financed minus that portion of all amounts received on or prior to such date and allocable to principal in accordance with the terms of the Receivable plus (y) the accrued and unpaid interest on such Receivable.

“Purchase Amount” means, with respect to a Purchased Receivable, the Principal Balance and all accrued and unpaid interest on the Purchased Receivable, after giving effect to the receipt of any moneys collected (from whatever source) on such Purchased Receivable, if any.

“Purchased Receivable” means a Receivable repurchased by the Seller.

“Receivables” means the motor vehicle receivables listed on the Schedule of Receivables attached hereto.

Purchase and Servicing Agreement

“Repurchase Event” means the occurrence of a breach of any of the Seller’s representations and warranties hereunder, a Receivable becoming a Non-performing Receivable or any other event which requires the repurchase of a Receivable by the Seller under the Agreement.

“Schedule of Receivables” means the schedule of Receivables sold and transferred pursuant to this Agreement which is attached hereto as Schedule A.

“Scheduled Receivables Payment” means, with respect to any Collection Period for any Receivable, the amount set forth in such Receivable as required to be paid by the Obligor in such Collection Period. If after the Closing Date, the Obligor’s obligation under a Receivable with respect to a Collection Period has been modified so as to differ from the amount specified in such Receivable as a result of (i) the order of a court in an insolvency proceeding involving the Obligor, or (ii) pursuant to the Servicemembers Civil Relief the Scheduled Receivables Payment with respect to such Collection Period shall refer to the Obligor’s payment obligation with respect to such Collection Period as so modified.

“Servicing Fee Rate” means 6% per annum.

“Substituted Receivable” means a Receivable substituted by the Seller for a Non-performing Receivable.

“Supplemental Servicing Fee” means, with respect to any Collection Period, all administrative fees, expenses and charges paid by or on behalf of Obligors, including late fees, prepayment fees and liquidation fees collected on the Receivables during such Collection Period but excluding any fees or expenses related to extensions.

“Third-Party Lender” means an entity that originated a loan to a consumer for the purchase of a motor vehicle and sold the loan to Seller pursuant to an Auto Loan Purchase and Sale Agreement.

“Third-Party Lender Assignment” means, with respect to a Receivable, the executed assignment executed by a Third-Party Lender conveying such Receivable to Seller.

SECTION 1.3 Usage of Terms. With respect to all terms used in this Agreement, the singular includes the plural and the plural the singular; words importing any gender include the other gender; references to “writing” include printing, typing, lithography, and other means of reproducing words in a visible form; references to agreements and other contractual instruments include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms and not prohibited by this Agreement; references to Persons include their permitted successors and assigns; and the terms “include” or “including” mean “include without limitation” or “including without limitation.”

SECTION 1.4 No Recourse. Without limiting the obligations of Seller hereunder, no recourse may be taken, directly or indirectly, under this Agreement or any certificate or other writing delivered in connection herewith or therewith, against any stockholder, officer or director, as such, of Seller, or of any predecessor or successor of Seller.

Purchase and Servicing Agreement

ARTICLE II
CONVEYANCE OF THE RECEIVABLES
AND THE OTHER CONVEYED PROPERTY

SECTION 2.1 Conveyance of the Receivables and the Other Conveyed Property.

a.
Subject to the terms and conditions of this Agreement, Seller hereby sells, transfers, assigns, and otherwise conveys to Purchaser without recourse (but without limitation of its obligations in this Agreement), and Purchaser hereby purchases, all right, title and interest of Seller in and to the Receivables and the Other Conveyed Property. It is the intention of Seller and Purchaser that the transfer and assignment contemplated by this Agreement shall constitute a sale of the Receivables and the Other Conveyed Property from Seller to Purchaser, conveying good title thereto free and clear of any Liens, and the beneficial interest in and title to the Receivables and the Other Conveyed Property shall not be part of Seller’s estate in the event of the filing of a bankruptcy petition by or against Seller under any bankruptcy or similar law.

b.
Simultaneously with the conveyance of the Receivables and the Other Conveyed Property to Purchaser, Purchaser has paid or caused to be paid to or upon the order of Seller $107,356.70 for an amount equal to 85% of the aggregate payoff balance of the Receivables of $126,302 sold by Seller, as set forth on the books and records of Seller, by wire transfer of immediately available funds.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

SECTION 3.1 Representations and Warranties of Seller Relating to Seller. Seller makes the following representations and warranties as of the date hereof on which Purchaser relies in purchasing the Receivables and the Other Conveyed Property.

a.
Organization and Good Standing. Seller has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Utah, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted, and had at all relevant times, and now has, power, authority and legal right to acquire, own and sell the Receivables and the Other Conveyed Property to be transferred to Purchaser.

b.
Due Qualification. Seller is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification.

c.
Power and Authority. Seller has the power and authority to execute and deliver this Agreement and to carry out its terms and their terms, respectively; Seller has full power and authority to sell and assign the Receivables and the Other Conveyed Property to be sold and assigned to and deposited with Purchaser hereunder and has duly authorized such sale and assignment to Purchaser by all necessary corporate action; and the execution, delivery and performance of this Agreement has been duly authorized by Seller by all necessary corporate action.

Purchase and Servicing Agreement

d.
Valid Sale; Binding Obligations. This Agreement has been duly executed and delivered, shall effect a valid sale, transfer and assignment of the Receivables and the Other Conveyed Property to the Purchaser, enforceable against Seller and creditors of and purchasers from Seller; and this Agreement constitutes legal, valid and binding obligations of Seller enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law.

e.
No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms of this Agreement shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice, lapse of time or both) a default under, the articles of incorporation or bylaws of Seller, or any indenture, agreement, mortgage, deed of trust or other instrument to which Seller is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument, other than this Agreement or violate any law, order, rule or regulation applicable to Seller of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over Seller or any of its properties.

f.
No Proceedings. There are no proceedings or investigations pending or, to Seller’s knowledge, threatened against Seller, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over Seller or its properties (i) asserting the invalidity of this Agreement, (ii)  seeking any determination or ruling that might materially and adversely affect the performance by Seller of its obligations under, or the validity or enforceability of, this Agreement or (iii) seeking to affect adversely the federal income tax or other federal, state or local tax attributes of, or seeking to impose any excise, franchise, transfer or similar tax upon, the transfer and acquisition of the Receivables and the Other Conveyed Property hereunder.

g.	True Sale. The Receivables are being transferred with the intention of removing them from Seller’s estate pursuant to Section 541 of the Bankruptcy Code, as the same may be amended from time to time.

h.	Chief Executive Office. The chief executive office of Seller is located at 1940 Zinfandel Drive, Suite C, Rancho Cordova, CA 95670.

Purchase and Servicing Agreement

SECTION 3.2 Representations and Warranties of Seller Relating to the Receivables and Other Conveyed Property. Seller makes the following representations and warranties as of the date hereof on which Purchaser relies in purchasing the Receivables and the Other Conveyed Property.

a.
Characteristics of Receivables. Each Receivable (A) was originated (i) by Seller, (ii) by a Dealer and purchased by Seller from such Dealer under an existing Dealer Agreement or pursuant to a Dealer Assignment with Seller and was validly assigned by such Dealer to Seller pursuant to a Dealer Assignment or (iii) by a Third-Party Lender and purchased by Seller from such Third-Party Lender under an existing Auto Loan Purchase and Sale Agreement or pursuant to a Third-Party Lender Assignment with Seller and was validly assigned by such Third-Party Lender to Seller pursuant to a Third-Party Lender Assignment (B) was originated by Seller, such Dealer or such Third-Party Lender for the retail sale of a Financed Vehicle in the ordinary course of Seller’s, the Dealer’s or the Third-Party Lender’s business, in each case was originated in accordance with Seller’s credit policies and was fully and properly executed by the parties thereto, and Seller, each Dealer and each Third-Party Lender had all necessary licenses and permits to originate Receivables in the state where Seller, each such Dealer or each such Third-Party Lender was located, (C) contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for realization against the collateral security, (D) is a Receivable which provides for level monthly payments (provided that the period in the first Collection Period and the payment in the final Collection Period of the Receivable may be minimally different from the normal period and level payment) which, if made when due, shall fully amortize the Amount Financed over the original term and (E) has not been amended or collections with respect to which waived, other than as evidenced in the Receivable File relating thereto.

b.
No Fraud or Misrepresentation. Each Receivable was originated (i) by Seller, (ii) by a Dealer and was sold by the Dealer to Seller, or (iii) by a Third-Party Lender and was sold by the Third-Party Lender to Seller, and was sold by Seller to Purchaser without any fraud or misrepresentation on the part of such Dealer or Third-Party Lender in any case.

c.
Compliance with Law. All requirements of applicable federal, state and local laws, and regulations thereunder (including, without limitation, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Moss-Magnuson Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z” (including amendments to the Federal Reserve’s Official Staff Commentary to Regulation Z, effective October 1, 1998, concerning negative equity loans), the Servicemembers Civil Relief Act, each applicable state Motor Vehicle Retail Installment Sales Act, and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and other consumer credit laws and equal credit opportunity and disclosure laws) in respect of the Receivables and the Financed Vehicles, have been complied with in all material respects, and each Receivable and the sale of the Financed Vehicle evidenced by each Receivable complied at the time it was originated or made and now complies in all material respects with all applicable legal requirements.

d.
Binding Obligation. Each Receivable represents the genuine, legal, valid and binding payment obligation of the Obligor thereon, enforceable by the holder thereof in accordance with its terms, except (A) as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law and (B) as such Receivable may be modified by the application after the Cutoff Date of the Servicemembers Civil Relief Act, as amended; and all parties to each Receivable had full legal capacity to execute and deliver such Receivable and all other documents related thereto and to grant the security interest purported to be granted thereby.

Purchase and Servicing Agreement

e.
Schedules of Receivables. The information set forth in the Schedules of Receivables has been produced from the Electronic Ledger and was true and correct in all material respects as of the close of business on the Cutoff Date.

f.	Chattel Paper. The Receivables constitute chattel paper within the meaning of the UCC as in effect in the States of Utah and Nevada.

g.
Receivables in Force. No Receivable has been satisfied, subordinated or rescinded, and the Financed Vehicle securing each such Receivable has not been released from the lien of the related Receivable in whole or in part. No terms of any Receivable have been waived, altered or modified in any respect since its origination, except by instruments or documents identified in the Receivable File.

h.
Lawful Assignment. No Receivable was originated in, or is subject to the laws of, any jurisdiction the laws of which would make unlawful, void or voidable the sale, transfer and assignment of such Receivable under this Agreement.

i.
Good Title. Immediately prior to the conveyance of the Receivables to Purchaser pursuant to this Agreement, Seller was the sole owner thereof and had good and indefeasible title thereto, free of any Lien and, upon execution and delivery of this Agreement by Seller, Purchaser shall have good and indefeasible title to and will be the sole owner of such Receivables, free of any Lien. No Dealer or Third-Party Lender has a participation in, or other right to receive, proceeds of any Receivable. Seller has not taken any action to convey any right to any Person that would result in such Person having a right to payments received under the related Insurance Policies or the related Dealer Agreements, Auto Loan Purchase and Sale Agreements, Dealer Assignments or Third-Party Lender Assignments or to payments due under such Receivables.

j.
Security Interest in Financed Vehicle. Each Receivable created or shall create a valid, binding and enforceable first priority security interest in favor of Seller in the Financed Vehicle. The Lien Certificate for each Financed Vehicle shows, or if a new or replacement Lien Certificate is being applied for with respect to such Financed Vehicle the Lien Certificate will be received within 180 days of the Closing Date and will show, Seller named as the original secured party under each Receivable as the holder of a first priority security interest in such Financed Vehicle. With respect to each Receivable for which the Lien Certificate has not yet been returned from the Registrar of Titles, Seller has applied for or received written evidence from the related Dealer or Third-Party Lender that such Lien Certificate showing Seller as first lienholder has been applied for and Seller’s security interest has been validly assigned by Seller to Purchaser pursuant to this Agreement. This Agreement creates a valid and continuing security interest (as defined in the UCC) in the Receivables in favor of the Purchaser, which security interest is prior to all other Liens, and is enforceable as such as against creditors of and purchasers from the Seller. Immediately after the sale, transfer and assignment thereof by Seller to Purchaser, each Receivable will be secured by an enforceable and perfected first priority security interest in the Financed Vehicle in favor of Purchaser as secured party, which security interest is prior to all other Liens upon and security interests in such Financed Vehicle which now exist or may hereafter arise or be created (except, as to priority, for any lien for taxes, labor or materials affecting a Financed Vehicle). As of the Cutoff Date, there were no Liens or claims for taxes, work, labor or materials affecting a Financed Vehicle which are or may be Liens prior or equal to the Liens of the related Receivable.

Purchase and Servicing Agreement

k.
All Filings Made. All filings (including, without limitation, UCC filings (including, without limitation, the filing by the Seller of all appropriate financing statements in the proper filing office in the State of Utah under applicable law in order to perfect the security interest in the Receivables granted to the Purchaser hereunder)) required to be made by any Person and actions required to be taken or performed by any Person in any jurisdiction to give the Purchaser a first priority perfected lien on, or ownership interest in, the Receivables and the proceeds thereof and the Other Conveyed Property have been made, taken or performed.

l.	No Defenses. No Receivable is subject to any right of rescission, setoff, counterclaim or defense and no such right has been asserted or threatened with respect to any Receivable.

m.
No Default. There has been no default, breach, violation or event permitting acceleration under the terms of any Receivable (other than payment delinquencies of not more than 30 days), and no condition exists or event has occurred and is continuing that with notice, the lapse of time or both would constitute a default, breach, violation or event permitting acceleration under the terms of any Receivable, and there has been no waiver of any of the foregoing. As of the Cutoff Date, no Financed Vehicle had been repossessed.

n.
Insurance. At the time of an origination of a Receivable by Seller or a purchase of a Receivable by Seller from a Dealer or Third-Party Lender, each Financed Vehicle is required to be covered by a comprehensive and collision insurance policy (i) in an amount at least equal to the lesser of (a) its maximum insurable value or (b) the principal amount due from the Obligor under the related Receivable, (ii) naming Seller as loss payee and (iii) insuring against loss and damage due to fire, theft, transportation, collision and other risks generally covered by comprehensive and collision coverage. Each Receivable requires the Obligor to maintain physical loss and damage insurance, naming Seller and its successors and assigns as additional insured parties, and each Receivable permits the holder thereof to obtain physical loss and damage insurance at the expense of the Obligor if the Obligor fails to do so. No Financed Vehicle is insured under a policy of Force-Placed Insurance on the Cutoff Date.

Purchase and Servicing Agreement

o.	Past Due. At the Cutoff Date no Receivable was more than 30 days past due.

p.	Remaining Principal Balance. At the Cutoff Date, the Principal Balance of each Receivable set forth in the Schedule of Receivables is true and accurate in all material respects.

SECTION 3.3 Representations and Warranties of Purchaser. Purchaser makes the following representations and warranties, on which Seller relies in selling, assigning, transferring and conveying the Receivables and the Other Conveyed Property to Purchaser hereunder. Such representations are made as of the execution and delivery of this Agreement

a.
Organization and Good Standing. Purchaser has been duly organized and is validly existing and in good standing as a corporation under the laws of the State of Nevada, with the power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted, and had at all relevant times, and has, full power, authority and legal right to acquire and own the Receivables and the Other Conveyed Property.

b.
Due Qualification. Purchaser is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals in all jurisdictions where the failure to do so would materially and adversely affect the validity or enforceability of the Receivables and the Other Conveyed Property, or Purchaser’s ability to acquire the Receivables or the Other Conveyed Property or to perform its obligations hereunder.

c.
Power and Authority. Purchaser has the power, authority and legal right to execute and deliver this Agreement and to carry out the terms hereof and to acquire the Receivables and the Other Conveyed Property hereunder; and the execution, delivery and performance of this Agreement and all of the documents required pursuant hereto have been duly authorized by Purchaser by all necessary corporate action.

d.
No Consent Required. Purchaser is not required to obtain the consent of any other Person, or any consent, license, approval or authorization or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery or performance of this Agreement, except for such as have been obtained, effected or made.

Purchase and Servicing Agreement

e.
Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, conservatorship, receivership, liquidation and other similar laws and to general equitable principles.

f.
No Violation. The execution, delivery and performance by Purchaser of this Agreement, the consummation of the transactions contemplated by this Agreement and the fulfillment of the terms of this Agreement do not and will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the certificate of incorporation or by-laws of Purchaser, or conflict with or breach any of the terms or provisions of, or constitute (with or without notice or lapse of time) a default under, any indenture, agreement, mortgage, deed of trust or other instrument to which Purchaser is a party or by which Purchaser is bound or to which any of its properties are subject, or result in the creation or imposition of any lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument, or violate any law, order, rule or regulation, applicable to Purchaser or its properties, of any federal or state regulatory body, any court, administrative agency, or other governmental instrumentality having jurisdiction over Purchaser or any of its properties.

g.
No Proceedings. There are no proceedings or investigations pending, or, to the knowledge of Purchaser, threatened against Purchaser, before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality having jurisdiction over Purchaser or its properties: (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, (iii) seeking any determination or ruling that might materially and adversely affect the performance by Purchaser of its obligations under, or the validity or enforceability of, this Agreement or (iv) that may adversely affect the federal or state income tax attributes of, or seeking to impose any excise, franchise, transfer or similar tax upon, the transfer and acquisition of the Receivables and the Other Conveyed Property hereunder.

ARTICLE IV
COVENANTS OF SELLER

SECTION 4.1 Protection of Title of Purchaser.

a.
At or prior to the Closing Date, Seller shall have filed or caused to be filed a UCC-1 financing statement, naming Seller as seller or debtor, naming Purchaser as purchaser or secured party and describing the Receivables and the Other Conveyed Property being sold by it to Purchaser as collateral, with the office of the State of Utah, Department of Commerce and in such other locations as Purchaser shall have required. From time to time thereafter, Seller shall execute and file such financing statements and cause to be executed and filed such continuation statements, all in such manner and in such places as may be required by law fully to preserve, maintain and protect the interest of Purchaser under this Agreement.

Purchase and Servicing Agreement

b.
Prior to the Closing Date, Seller has maintained accounts and records as to each Receivable accurately and in sufficient detail to permit (i) the reader thereof to know at any time as of or prior to the Closing Date, the status of such Receivable, including payments and recoveries made and payments owing (and the nature of each) and (ii) reconciliation between payments or recoveries on (or with respect to) each Receivable and the Principal Balance as of the Closing Date. Seller shall maintain its computer systems so that, from and after the time of sale under this Agreement of the Receivables to Purchaser, Seller’s master computer records (including archives) that shall refer to a Receivable indicate clearly that such Receivable has been sold to Purchaser. Indication of the Purchaser’s ownership of a Receivable shall be deleted from or modified on Seller’s computer systems when, and only when, the Receivable shall become a Purchased Receivable or shall have been paid in full.

c.
If at any time Seller shall propose to sell, grant a security interest in, or otherwise transfer any interest in any motor vehicle receivables to any prospective purchaser, lender or other transferee, Seller shall give to such prospective purchaser, lender, or other transferee computer tapes, records, or print-outs (including any restored from archives) that, if they shall refer in any manner whatsoever to any Receivable (other than a Purchased Receivable), shall indicate clearly that such Receivable has been sold to Purchaser and is owned by Purchaser.

SECTION 4.2 Other Liens or Interests. Except for the conveyances hereunder, Seller will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on the Receivables or the Other Conveyed Property or any interest therein, and Seller shall defend the right, title, and interest of Purchaser in and to the Receivables and the Other Conveyed Property against all claims of third parties claiming through or under Seller.

SECTION 4.3 Costs and Expenses. Seller shall pay all reasonable costs and disbursements in connection with the performance of its obligations hereunder.

SECTION 4.4 Indemnification.

a.
Seller shall defend, indemnify and hold harmless Purchaser from and against any and all costs, expenses, losses, damages, claims, and liabilities, arising out of or resulting from any breach of any of Seller’s representations and warranties contained herein.

b.
Seller shall defend, indemnify and hold harmless Purchaser from and against any and all costs, expenses, losses, damages, claims, and liabilities, arising out of or resulting from the use, ownership or operation by Seller or any affiliate thereof of a Financed Vehicle.

c.
Seller shall defend, indemnify and hold harmless Purchaser from and against any and all costs, expenses, losses, damages, claims and liabilities arising out of or resulting from any action taken, or failed to be taken, by it in respect of any portion of the Receivables other than in accordance with this Agreement.

Purchase and Servicing Agreement

d.
Seller agrees to pay, and shall defend, indemnify and hold harmless Purchaser from and against any taxes that may at any time be asserted against Purchaser with respect to the transactions contemplated in this Agreement, including, without limitation, any sales, gross receipts, general corporation, tangible or intangible personal property, privilege, or license taxes.

e.
Seller shall defend, indemnify, and hold harmless Purchaser from and against any and all costs, expenses, losses, claims, damages, and liabilities to the extent that such cost, expense, loss, claim, damage, or liability arose out of, or was imposed upon Purchaser through the negligence, willful misfeasance, or bad faith of Seller in the performance of its duties under this Agreement or by reason of reckless disregard of Seller’s obligations and duties under this Agreement.

f.
Seller shall indemnify, defend and hold harmless Purchaser from and against any loss, liability or expense imposed upon, or incurred by, Purchaser as result of the failure of any Receivable, or the sale of the related Financed Vehicle, to comply with all requirements of applicable law.

g.
Seller shall defend, indemnify, and hold harmless Purchaser from and against all costs, expenses, losses, claims, damages, and liabilities arising out of or incurred in connection with the acceptance or performance of Seller’s trusts and duties as Seller under this Agreement, except to the extent that such cost, expense, loss, claim, damage, or liability shall be due to the willful misfeasance, bad faith, or negligence of Purchaser.

Indemnification under this Section 4.4 shall include reasonable fees and expenses of counsel and expenses of litigation. The indemnity obligations hereunder shall be in addition to any obligation that Seller may otherwise have.

Purchase and Servicing Agreement

ARTICLE V
REPURCHASES

SECTION 5.1 Repurchase of Receivables Upon Breach of Warranty. Upon the occurrence of a Repurchase Event, Seller shall, unless the breach which is the subject of such Repurchase Event shall have been cured in all material respects, repurchase the Receivable relating thereto from the Purchaser and, simultaneously with the repurchase of the Receivable, Seller shall remit the Purchase Amount in full, without deduction or offset, to the Purchaser. It is understood and agreed that, except as set forth in Section 7.1 hereof, the obligation of Seller to repurchase any Receivable, as to which a breach occurred and is continuing, shall, if such obligation is fulfilled, constitute the sole remedy against Seller for such breach available to Purchaser. Any such repurchase shall take place in the manner specified in Sections 5.2 and 5.3 hereof. It is further understood and agreed that in the case of Repurchase Event resulting solely from a Receivable becoming a Non-performing Receivable, the Seller shall have the right to substitute a Substituted Receivable for the Non-performing Receivable in accordance with the terms of Section 5.4 hereof in lieu of repurchasing the Non-performing Receivable.

SECTION 5.2 Repurchase upon Breach. The Seller or the Purchaser, as the case may be, shall inform the other party to this Agreement promptly, by notice in writing, upon the discovery of any breach of the Seller’s representations and warranties made pursuant to Sections 3.1 and 3.2. As of the last day of the second (or, if the Seller so elects, the first) month following the discovery by the Seller or receipt by the Seller of notice of such breach, unless such breach is cured by such date, the Seller shall have an obligation to repurchase any Receivable in which the interests of the Purchaser is materially and adversely affected by any such breach as of such date. The “second month” shall mean the month following the month in which discovery occurs or notice is given, and the “first month” shall mean the month in which discovery occurs or notice is given. In consideration of and simultaneously with the repurchase of the Receivable, the Seller shall remit, the Purchase Amount to the Purchaser and the Purchaser shall execute such assignments and other documents reasonably requested by the Seller in order to affect such repurchase. The sole remedy of the Purchaser with respect to a breach of representations and warranties pursuant to Sections 3.1 and 3.2 and the agreement contained in this Section shall be the repurchase of Receivables pursuant to this Section, subject to the conditions contained herein.

SECTION 5.3  Reassignment of Purchased Receivables. Upon remittance of the Purchase Amount of any Receivable repurchased by Seller to Purchaser, Purchaser shall take such steps as may be reasonably requested by Seller in order to assign to Seller all of Purchaser’s right, title and interest in and to such Receivable and all security and documents and all Other Conveyed Property conveyed to Purchaser, without recourse, representation or warranty, except as to the absence of Liens created by or arising as a result of actions of Purchaser. Such assignment shall be a sale and assignment outright, and not for security. If, following the reassignment of a Purchased Receivable, in any enforcement suit or legal proceeding, it is held that Seller may not enforce any such Receivable on the ground that it shall not be a real party in interest or a holder entitled to enforce the Receivable, Purchaser shall, at the expense of Seller, take such steps as Seller deems reasonably necessary to enforce the Receivable, including bringing suit in Purchaser’s name.

Purchase and Servicing Agreement

SECTION 5.4  Substitution of Non-performing Receivable. Upon a Receivable becoming a Non-performing Receivable, the Seller shall either repurchase the Non-performing Receivable as set forth herein or substitute the Non-performing Receivable with a Substituted Receivable that is not more than 30 days past due and has the same loan characteristics as the Non-performing Receivable. A Substituted Receivable shall have a principal balance, coupon and remaining term to maturity equal to or greater than the Non-performing Receivable for which it is being substituted. Any substitution shall take place in the manner specified in Sections 5.2 and 5.3 hereof.

SECTION 5.5  Waivers. No failure or delay on the part of Purchaser in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or future exercise thereof or the exercise of any other power, right or remedy.

ARTICLE VI
SERVICING AND ADMINISTRATION OF RECEIVABLES

SECTION 6.1  Servicing Duties of the Seller.

The Seller is hereby authorized to act as agent for the Purchaser and in such capacity shall manage, service, administer and make collections on the Receivables, and perform the other actions required by the Seller under this Agreement. The Seller agrees that its servicing of the Receivables shall be carried out in accordance with customary and usual procedures of institutions which service motor vehicle retail installment sales contracts and, to the extent more exacting, the degree of skill and attention that the Seller exercises from time to time with respect to all comparable motor vehicle receivables that it services for itself or others. The Seller’s duties shall include, without limitation, collection and posting of all payments, responding to inquiries of Obligors on the Receivables, investigating delinquencies, sending payment coupons to Obligors, reporting any required tax information to Obligors, monitoring the collateral, accounting for collections and furnishing monthly and annual statements to the Purchaser monitoring the status of Insurance Policies with respect to the Financed Vehicles and performing the other duties specified herein.

The Seller shall follow its customary standards, policies, and procedures and shall have full power and authority, acting alone, to do any and all things in connection with such managing, servicing, administration and collection that it may deem necessary or desirable. Without limiting the generality of the foregoing, the Seller is hereby authorized and empowered by the Purchaser to execute and deliver, on behalf of the Purchaser, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Receivables and with respect to the Financed Vehicles; provided, however, that notwithstanding the foregoing, the Seller shall not, except pursuant to an order from a court of competent jurisdiction, release an Obligor from payment of any unpaid amount under any Receivable or waive the right to collect the unpaid balance of any Receivable from the Obligor except in accordance with the Seller’s customary practices.

Purchase and Servicing Agreement

The Seller is hereby authorized to commence, in its own name or in the name of the Purchaser, a legal proceeding to enforce a Receivable pursuant to Section 6.3 or to commence or participate in any other legal proceeding (including, without limitation, a bankruptcy proceeding) relating to or involving a Receivable, an Obligor or a Financed Vehicle. If the Seller commences or participates in such a legal proceeding in its own name, the Purchaser shall thereupon be deemed to have automatically assigned such Receivable to the Seller solely for purposes of commencing or participating in any such proceeding as a party or claimant, and the Seller is authorized and empowered by the Purchaser to execute and deliver in the Seller’s name any notices, demands, claims, complaints, responses, affidavits or other documents or instruments in connection with any such proceeding. The Purchaser shall furnish the Seller with any limited powers of attorney and other documents which the Seller may reasonably request and which the Seller deems necessary or appropriate and take any other steps which the Seller may deem necessary or appropriate to enable the Seller to carry out its servicing and administrative duties under this Agreement.

SECTION 6.2  Collection of Receivable Payments. Consistent with its customary policies and procedures, the Seller shall make reasonable efforts to collect all payments called for under the terms and provisions of the Receivables as and when the same shall become due, and shall follow such collection procedures as it follows with respect to all comparable automobile receivables that it services for itself or others and otherwise act with respect to the Receivables, the Insurance Policies and the Other Conveyed Property in such manner as will, in the reasonable judgment of the Seller, maximize the amount to be received by the Purchaser with respect thereto. The Seller is authorized in its discretion to waive any prepayment charge, late payment charge or any other similar fee that may be collected in the ordinary course of servicing any Receivable.

 SECTION 6.3 Realization upon Receivables. Consistent with the standards, policies and procedures required by this Agreement, the Seller shall use its best efforts to repossess (or otherwise comparably convert the ownership of) and liquidate any Financed Vehicle securing a Receivable with respect to which the Seller has determined that payments thereunder are not likely to be resumed, as soon as is practicable after default on such Receivable but in no event later than the date on which all or any portion of a Scheduled Receivables Payment has become 91 days delinquent; provided, however, that the Seller may elect not to repossess a Financed Vehicle within such time period if in its good faith judgment it determines that the proceeds ultimately recoverable with respect to such Receivable would be increased by forbearance or if it is required to repurchase the Receivable in accordance with the terms of this Agreement. The Seller is authorized to follow such customary practices and procedures as it shall deem necessary or advisable, consistent with the standard of care required by Section 6.1, which practices and procedures may include reasonable efforts to realize upon any recourse to Dealers and Third-Party Lenders, the sale of the related Financed Vehicle at public or private sale, the submission of claims under an Insurance Policy and other actions by the Seller in order to realize upon such a Receivable. The foregoing is subject to the provision that, in any case in which the Financed Vehicle shall have suffered damage, the Seller shall not expend funds in connection with any repair or towards the repossession of such Financed Vehicle unless it shall determine in its discretion that such repair and/or repossession shall increase the proceeds of liquidation of the related Receivable by an amount greater than the amount of such expenses. All amounts received upon liquidation of a Financed Vehicle shall be remitted directly by the Seller to the Collection Account without deposit into any intervening account as soon as practicable, but in no event later than the Business Day after receipt thereof. The Seller shall be entitled to recover all reasonable expenses incurred by it in the course of repossessing and liquidating a Financed Vehicle into cash proceeds, but only out of the cash proceeds of such Financed Vehicle, any deficiency obtained from the Obligor or any amounts received from the related Dealer or Third-Party Lender, which amounts in reimbursement may be retained by the Seller to the extent of such expenses. The Seller shall pay on behalf of the Purchaser any personal property taxes assessed on repossessed Financed Vehicles. The Seller shall be entitled to reimbursement of any such tax from Net Liquidation Proceeds with respect to such Receivable.

Purchase and Servicing Agreement

SECTION 6.4  Insurance.

a.
The Seller shall require, in accordance with its customary servicing policies and procedures, that each Financed Vehicle be insured by the related Obligor under the Insurance Policies referred to in Section 3.2 (n) hereof and shall monitor the status of such physical loss and damage insurance coverage thereafter, in accordance with its customary servicing procedures.

b.
The Seller may, if an Obligor fails to obtain or maintain a physical loss and damage Insurance Policy, obtain insurance with respect to the related Financed Vehicle and advance on behalf of such Obligor, as required under the terms of the insurance policy, the premiums for such insurance (such insurance being referred to herein as “Force-Placed Insurance”). All policies of Force-Placed Insurance shall be endorsed with clauses providing for loss payable to the Seller. Any cost incurred by the Seller in maintaining such Force-Placed Insurance shall only be recoverable out of premiums paid by the Obligors or Net Liquidation Proceeds with respect to the Receivable, as provided in Section 6.3(c).

c.
In connection with any Force-Placed Insurance obtained hereunder, the Seller may, in the manner and to the extent permitted by applicable law, require the Obligors to repay the entire premium to the Seller. In no event shall the Seller include the amount of the premium in the Amount Financed under the Receivable. For all purposes of this Agreement, the premium charged to the Obligor with respect to any Receivable having Force-Placed Insurance will be treated as a separate obligation of the Obligor and will not be added to the Principal Balance of such Receivable, and amounts allocable thereto will not be available for distribution to the Purchaser. The Seller shall retain and separately administer the right to receive payments from Obligors with respect to rebates of Forced-Placed Insurance premiums.

d.
The Seller may sue to enforce or collect upon the Insurance Policies, in its own name, if possible, or as agent of the Purchaser. If the Seller elects to commence a legal proceeding to enforce an Insurance Policy, the act of commencement shall be deemed to be an automatic assignment of the rights of the Purchaser under such Insurance Policy to the Seller for purposes of collection only. If, however, in any enforcement suit or legal proceeding it is held that the Seller may not enforce an Insurance Policy on the grounds that it is not a real party in interest or a holder entitled to enforce the Insurance Policy, the Purchaser, at the Seller’s expense, or the Seller, at the Seller’s expense, shall take such steps as the Seller deems necessary to enforce such Insurance Policy, including bringing suit in its name or the name of the Purchaser.

Purchase and Servicing Agreement

e.	The Seller will cause itself and may cause the Purchaser to be named as named insured under all policies of Collateral Insurance.

SECTION 6.5 Maintenance of Security Interests in Vehicles. Consistent with its policies and procedures, the Seller shall take such steps on behalf of the Purchaser as are necessary to maintain perfection of the security interest created by each Receivable in the related Financed Vehicle, including, but not limited to, obtaining the execution by the Obligors and the recording, registering, filing, re-recording, re-filing, and re-registering of all security agreements, financing statements and continuation statements as are necessary to maintain the security interest granted by the Obligors under the respective Receivables. The Purchaser hereby authorizes the Seller, and the Seller agrees to take any and all steps necessary to re-perfect such security interest on behalf of the Purchaser as necessary because of the relocation of a Financed Vehicle or for any other reason. In the event that the assignment of a Receivable to the Purchaser is insufficient, without a notation on the related Financed Vehicle’s certificate of title, or without fulfilling any additional administrative requirements under the laws of the state in which the Financed Vehicle is located, to perfect a security interest in the related Financed Vehicle in favor of the Purchaser, the Seller hereby agrees that Seller’s designation as the secured party on the Lien Certificate is in its capacity as servicing agent of the Purchaser.

SECTION 6.6 Total Servicing Fee; Payment of Certain Expenses by Seller. On each Distribution Day, the Seller shall be entitled to receive out of the Collection Account the Base Servicing Fee and any Supplemental Servicing Fee for the related Collection Period (together, the “Servicing Fee”) pursuant to Section 6.9 (d). The Seller shall be required to pay all expenses incurred by it in connection with its activities under this Agreement.

SECTION 6.7 Financial Information on the Receivables. The Seller shall deliver to Purchaser and its independent certified public accountants (the “Independent Accountants”) all records and detailed financial information relating to the Receivable and the collection activity on the Receivables as may be reasonable required by the Independent Accountants for the preparation of audited financial statements on behalf of the Purchaser in accordance with the auditing requirements set forth in the Securities Act of 1933 and the Securities Exchange Act of 1934.

SECTION 6.8 Access to Certain Documentation and Information Regarding Receivables. The Seller shall provide to representatives of the Purchaser reasonable access to the documentation regarding the Receivables. In each case, such access shall be afforded without charge but only upon reasonable request and during normal business hours. Nothing in this Section shall affect the obligation of the Seller to observe any applicable law prohibiting disclosure of information regarding the Obligors, and the failure of the Seller to provide access as provided in this Section as a result of such obligation shall not constitute a breach of this Section.

SECTION 6.9 Collection Account; Distributions.

a.	The Collection Account.

1.
The Seller, on behalf of the Purchaser shall establish and maintain in its own name a segregated, interest bearing trust account with the corporate trust department of a depository institution acceptable to the Purchaser organized under the laws of the United States of America or any one of its states having corporate trust powers and acting as trustee for funds deposited in such account (the “Collections Account”). The Collection Account shall bear a designation clearly indicating that the funds deposited therein are held for the benefit of the Purchaser. Purchaser shall possess all right, title and interest in all funds on deposit from time to time in the Collection Account and in all proceeds thereof.

Purchase and Servicing Agreement

2.	The Seller shall have the power, revocable by the Purchaser, to make withdrawals and payments from the Collection Account for the purposes of permitting the Seller to carry out its duties hereunder.

b.
Certain Reimbursements to the Seller. The Seller will be entitled to be reimbursed from amounts on deposit in the Collection Account with respect to a Collection Period for amounts previously deposited in the Collection Account but later determined by the Seller to have resulted from mistaken deposits or postings or checks returned for insufficient funds.

c.
Application of Collections. All collections for the Collection Period shall be applied by the Seller as follows: (i) With respect to each Receivable, payments by or on behalf of the Obligor, (other than Supplemental Servicing Fees with respect to such Receivable, to the extent collected) shall be applied to interest and principal in accordance with the simple interest method. (ii) All amounts collected that are payable to the Seller as Supplemental Servicing Fees hereunder shall be deposited in the Collection Account and paid to the Seller in accordance with Section 6.9 (d).

d.
Distributions. On each Distribution Date, the Seller shall distribute the following amounts for the Collection Account to the extent funds are available therefore, and in the following order of priority: (i) from Available Funds, to the Seller, the Base Servicing Fee for the related Collection Period, any Supplemental Servicing Fees for the related Collection Period, and any amounts specified in Section 6.9 (b) to the extent not retained by Seller, and (ii) from Available Funds, all remaining Available Funds to the Purchaser.

ARTICLE VII
MISCELLANEOUS

SECTION 7.1 Liability of Seller. Seller shall be liable in accordance herewith only to the extent of the obligations in this Agreement specifically undertaken by Seller and the representations and warranties of Seller.

SECTION 7.2 Limitation on Liability of Seller and Others. Seller and any director, officer, employee or agent thereof may rely in good faith on the advice of counsel or on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising under this Agreement. Seller shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its obligations under this Agreement and that in its opinion may involve it in any expense or liability.

Purchase and Servicing Agreement

SECTION 7.3 Amendment. This Agreement may be amended from time to time by the parties only by written agreement signed by the Seller and the Purchaser.

SECTION 7.4 Notices. All demands, notices and communications to Seller or Purchaser hereunder shall be in writing, personally delivered, or sent by telecopier (subsequently confirmed in writing), reputable overnight courier or mailed by certified mail, return receipt requested, and shall be deemed to have been given upon receipt (a) in the case of Seller, to 1940 Zinfandel Drive, Suite C, Rancho Cordova, CA 95670, or (b) in the case of Purchaser, to 1940 Zinfandel Drive, Suite C, Rancho Cordova, CA 95670, or such other address as shall be designated by a party in a written notice delivered to the other party.

SECTION 7.5 Merger and Integration. Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived or supplemented except as provided herein.

SECTION 7.6 Severability of Provisions. If any one or more of the covenants, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, provisions or terms shall be deemed severable from the remaining covenants, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

SECTION 7.7 Intention of the Parties.

a.
The execution and delivery of this Agreement shall constitute an acknowledgment by Seller and Purchaser that they intend that the assignment and transfer herein contemplated constitute a sale and assignment outright, and not for security, of the Receivables and the Other Conveyed Property, conveying good title thereto free and clear of any Liens, from Seller to Purchaser, and that the Receivables and the Other Conveyed Property shall not be a part of Seller’s estates in the event of the bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, or the occurrence of another similar event, of, or with respect to Seller. In the event that such conveyance is determined to be made as security for a loan made by Purchaser or Seller, the parties intend that Seller shall have granted to Purchaser a security interest in all of Seller’s right, title and interest in and to (collectively, the “Collateral”):

1.	the Receivables and all moneys received thereon after the Cutoff Date, as applicable,

2.
the Other Conveyed Property conveyed to Purchaser by Seller pursuant to this Agreement including (a) an assignment of the security interests in the Financed Vehicles granted by Obligors pursuant to the Receivables and any other interest of the Seller in such Financed Vehicles, (b) any proceeds and the right to receive any proceeds with respect to the Receivables from claims on any physical damage, credit life or disability insurance policies covering Financed Vehicles or Obligors and any proceeds from the liquidation of the l Receivables, net of reasonable liquidation expense, (c) the related Receivables Files and (d) the proceeds of any and all of the foregoing,

Purchase and Servicing Agreement

3.
all of the Seller’s (a) Accounts, (b) Chattel Paper, (c) Documents, (d) Instruments, and (e) General Intangibles (as such terms are defined in the applicable UCC) relating to the property described in items (1) and (2), and

4.	all proceeds and investments with respect to items (1), (2), and (3) above.

b.	This Agreement shall constitute a security agreement under applicable law.

SECTION 7.8 Governing Law. This Agreement shall be construed in accordance with, and this Agreement and all matters arising out of or relating in any way to the Agreement shall be governed by, the law of the State of Utah.

SECTION 7.9 Counterparts. For the purpose of facilitating the execution of this Agreement and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and all of which counterparts shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Purchase and Servicing Agreement to be duly executed by their respective officers as of the day and year first above written.

WELUND FUND, INC. as Purchaser

By	/s/ Robert Freiheit
Name: Robert Freiheit
Title: President

VILLAGE AUTO, LLC as Seller

By	/s/ Robert Freiheit
Name: Robert Freiheit
Title: Managing Partner

Purchase and Servicing Agreement

SCHEDULE A
SCHEDULE OF RECEIVABLES

Stock #	Contract Date	Total of Pmts.	Balance 2/28/05	Payoff 2/28/05	APR%	Matures	Payment Amount	Status	Pay Habits
330	3/15/2004	12,383.52	8,755.54	6,157.82	18.00%	3/14/2008	257.99	Good	Early
1032	7/23/2004	4,931.82	3,009.83	2,720.92	24.00%	1/22/2006	273.99	Good	On time
1102	5/15/2004	15,108.60	12,670.54	7,801.81	21.00%	5/14/2009	251.81	Good	On time
1091	5/26/2004	6,931.50	4,852.05	3,948.48	24.00%	11/25/2006	231.05	Good	On time
1155	6/7/2004	5,320.80	3,799.17	3,242.51	24.00%	6/20/2006	221.70	Good	Slow
1019	2/1/2004	42,584.40	24,702.25	22,144.50	16.00%	2/2/2006	1,774.35	Good	Slow
1040	2/15/2004	8,704.80	5,791.20	4,864.26	17.99%	2/16/2007	241.80	Good	Slow
1072	6/7/2004	3,734.28	1,666.86	1,405.50	24.00%	12/7/2005	207.46	Good	On time
1185	7/22/2004	3,999.24	2,389.24	2,168.76	24.00%	1/11/2006	222.18	Good	Slow
1129	9/21/2004	6,982.56	5,874.75	4,851.11	24.00%	9/21/2006	290.94	Past due	Slow
100	12/8/2003	3,650.16	1,566.97	1,498.25	20.24%	12/7/2005	152.09	Good	Slow
03BHPH634	12/12/2003	21,626.40	16,961.25	13,434.96	19.00%	12/11/2007	450.55	Past due	Slow
1039	5/1/2004	2,064.24	1,190.15	1,045.37	21.00%	5/1/2006	86.01	Good	Early
1057	3/2/2004	3,079.44	1,129.44	1,015.81	21.00%	12/1/2005	146.64	Good	Early
1187	7/16/2004	3,432.00	2,435.06	2,064.25	24.00%	7/15/2006	143.00	Good	Slow
1145	8/30/2004	7,273.44	5,151.75	4,292.64	24.00%	8/28/2006	303.06	Good	Slow
1051	2/27/2004	4,010.94	1,085.94	996.01	21.00%	8/28/2005	222.83	Good	On time
1148	5/6/2004	7,602.90	5,269.93	4,300.00	21.00%	11/25/2006	253.43	Good	On time
1093	3/31/2004	6,384.60	4,428.15	3,587.90	21.00%	4/1/2007	177.35	Good	On time
1111	3/27/2004	5,900.76	4,289.63	3,850.04	16.99%	3/26/2007	163.91	Past due	Slow
580	2/17/2004	5,826.48	3,126.44	2,843.71	18.00%	2/18/2006	242.77	Good	Slow
1209	12/17/2004	16,002.36	15,929.70	12,560.26	16.95%	11/16/2007	444.51	Good	No history
514	1/13/2004	16,887.63	4,894.73	5,082.71	16.00%	6/12/2005	993.39	Good	Slow
1125	5/7/2004	4,952.40	3,466.67	2,913.08	21.00%	11/15/2006	165.08	Good	On time
1003	1/27/2004	6,054.00	3,769.38	3,634.24	18.00%	5/26/2007	151.35	Good	On time
1171	5/28/2004	6,433.20	4,765.52	3,877.11	24.00%	11/27/2006	214.44	Good	On time

Purchase and Servicing Agreement